UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On July 22, 2025, the Hartman Group distributed the following letter to shareholders:

How You Lost $278 Million in Equity

July 22, 2025

Dear Shareholder,

Six weeks ago, we warned you about the systemic destruction of your equity value. Over the past 33 months, the value of your investment in Silver Star Properties has fallen from $412 million to just $134 million. That is more than $278 million in shareholder equity gone. How did this happen? Through mismanagement, poor oversight, and a total lack of transparency from the current leadership.

They want to blame “deferred maintenance” for the losses. This excuse has worn thin over the year since we first exposed this false narrative. We haven’t been in control since October 2022, almost 3 years now. During our leadership, we invested more than $13 million annually into property maintenance, employed six experienced engineering managers, and earned the highest tenant satisfaction scores in the industry. Occupancy was strong, cash flow was stable, and shareholder value was growing.

Since our departure, the current team has cut experienced staff and dramatically reduced investment in maintenance and tenant support. Properties that were once over 90% occupied are now sitting at 15% and 45%. The proof is in the numbers. These sharp declines in occupancy directly contributed to the distress sales of valuable legacy assets, often at less than half of their original cost. That destruction of value is not due to “deferred maintenance.” It is due to deferred responsibility.

At the same time, they’ve broken the law by refusing to provide any financial information or disclose the full extent of operational failures. Despite repeated requests, occupancy data and performance metrics for 2023 through 2025 have been illegally withheld. Even worse, the SEC has now cited Silver Star for failing to comply with proxy statement requirements. This confirms that their pattern of concealment extends to federal violations. This is not just poor leadership — it is a deliberate attempt to hide information and mislead the shareholders.

Our goal was clear: protect shareholder capital, grow value, and maintain financial transparency. The new board offers a path forward: immediate sale of Walgreens and storage assets, disciplined liquidation of remaining properties, and structured return of capital as assets sell.

You deserve leadership that respects your investment, manages assets responsibly, and returns value to you. The current team has failed on every count.

Vote for a change in direction. Vote for a team that will restore shareholder value and return your capital.

See the attached proxy letter for more details. Click here to read the full letter.

If you have not voted, call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail. If you have voted for Silver Star you can now vote the blue proxy card from Hartman Shareholder Alliance and your last vote will count.

Thank you again for staying informed and involved.

If you have any questions, contact us at IR@hartman-investments.com.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.